Exhibit 99.2

Opening – Curtis Parker

Welcome to the third quarter 2023 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause HTI’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2022, filed on March 17, 2023, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. HTI has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the third quarter 2023 investor presentation for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box on the screen and a member of our investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on HTI’s website.

I would now like to turn the call over to Michael Anderson, our Chief Executive Officer. Please go-ahead Michael.

HTI Webinar Script

Slide 2: Company Overview – (Michael Anderson)

Thanks Curtis and thank you all for joining us today. I’m pleased to welcome you all to today’s call, my first as the CEO of Healthcare Trust Inc. As you may recall from the second quarter earnings call, Mike Weil stepped down as the CEO of HTI to focus full-time on Global Net Lease. We wish him the best of luck in his new role. Before we get into this quarter’s results, I want to say that the leadership of HTI remains cognizant of how long most of you have been common shareholders of the Company and state that, while no definitive timing has been announced, a liquidity event for all common shareholders remains a key objective that everyone associated with the Company is working toward delivering.

Turning to our results, I’m happy to report that in the third quarter HTI grew occupancy in the seniors housing operating property, or “SHOP”, segment of our portfolio by 0.8% to 74.1% compared to the prior quarter. Additionally, Net Operating Income, or “NOI” in the MOB segment of our portfolio grew by 2.1% compared to the same quarter of 2022. Revenue from tenants in the SHOP segment of our portfolio increased by nearly $2 million, or 3.4%, compared to the third quarter of 2022. NOI for the SHOP segment decreased compared to the same quarter in 2022, primarily due to payments received in 2022 related to the CARES Act, which were not replicated this year.

We maintained our strong leasing momentum in the MOB portfolio with 17 new leases completed during the quarter, totaling over 40,000 square feet and nearly $1 million in straight-line rent. In addition to new leases, we completed 27 lease renewals in the quarter, bringing us to 62 for the year totaling over 355,500 square feet and at a positive Lease Renewal Rental Spread of 7.8% compared to the prior leases.

Slide 3: Portfolio Snapshot

As of September 30, 2023, HTI owned over 200 properties, totaling over 9 million rentable square feet in 33 states. The portfolio consisted of 156 medical office buildings, 46 seniors housing operating properties with over 4,100 individual units, and two land parcels. Based on NOI, the portfolio was comprised of 77% MOB and 23% SHOP assets.

Additionally, as of September 30, 2023, our medical office building portfolio was 90.9% occupied, with a weighted-average remaining lease term of 4.8 years and featured annual cash rent escalations that averaged 2.2% on approximately 90% of leases, which increase the cash rental payments in future periods.

Slide 4: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets and continue to deploy capital into select high-quality assets throughout the U.S. Our portfolio is well-diversified geographically across 33 states with only two states representing more than 10% of the total portfolio by square feet. Third quarter NOI for the portfolio was approximately $31 million, 77% of which was generated by the medical office buildings.

Slide 5: Strategic Partners

We partner with top healthcare brands in well-established markets to maintain a durable portfolio of healthcare real estate. We believe that the quality of our tenants is essential to our long-term success and that developing strong relationships with well-respected brands gives our portfolio stability and focus. We believe our partnerships with tenants such as DaVita, Fresenius and UPMC in the MOB portfolio benefit not only HTI’s shareholders, but patients and other stakeholders as well.

As we grow our portfolio, we continue to seek high-quality tenants to add to HTI’s MOB portfolio and to maintain strong relationships with our SHOP operators.

Slide 6: Diligent Acquisition Program

As of November 1, 2023, we have a 4-property portfolio of medical office buildings in our acquisitions pipeline. Combined with our earlier acquisitions, this brings us to 11 properties acquired or in the pipeline for 2023, totaling $47.6 million of purchase price at a weighted-average cap rate of 7.0% and with a weighted average remaining lease term of 11.7 years, assuming the properties in our pipeline are acquired on the terms contemplated in the purchase and sale agreement, which is not assured. We believe we are well-positioned to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you please take us through the financials?

Slide 7: Capitalization Highlights – (Scott Lappetito)

Thank you, Michael.

We continued to manage our capital structure during the third quarter. As of September 30, 2023, our Net Leverage was 39.4%. All our debt is fixed-rate, inclusive of our hedging instruments, at a weighted-average economic interest rate of 5.0%. Our nearest interest rate cap maturity is April 2024, representing approximately 17% of our aggregate notional capped amount.

Slide 8: Key Operating Highlights

HTI continues to execute on our operational initiatives by increasing NOI in the MOB portfolio and revenue in the SHOP segment of our portfolio.

As Michael mentioned earlier, MOB NOI grew 2.1% in the third quarter compared to the same quarter last year, to $24.3 million, as revenue continued to increase on the strength of accretive acquisitions and favorable leasing activity. SHOP revenue also increased by 2.4% when compared to the third quarter of 2022, up from $50 million to $52 million.

We continue to successfully lease available space in our medical office building portfolio. We have a forward leasing pipeline of over 68,000 square feet, assuming all of the leases commence on their current terms. During the third quarter we also completed 27 lease renewals across almost 150,000 square feet at a positive Lease Renewal Rental Spread of 10.7%, growing future revenue and maintaining the weighted-average remaining lease term across our portfolio.

I would now like to turn the call back to Michael for some color on the HTI team and some closing remarks.

Slide 9: Company Highlights – (Michael Anderson)

Thanks Scott.

We continue to position HTI for a liquidity event and long-term earnings growth by, among other things, capitalizing on leasing available space and acquiring high-quality MOB properties. Our portfolio continues to demonstrate its resilience, as we captured a positive spread on lease renewals in the MOB portfolio, built an acquisitions pipeline and grew NOI compared to last year. We have an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends which favor long-term investment in healthcare real estate.

Slide 10: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value.

Trent Taylor is our Senior Vice President of asset management and ensures that our existing properties are leased, performing as expected, and that our tenants’ needs are being met by local property managers. David Ruggiero is responsible for MOB acquisitions, applying over 30 years of experience and a $3 billion acquisitions track record to our strict investment guidelines and underwriting standards.

Slide 11: Dedicated SHOP Team

Our dedicated SHOP team has over 80 years of collective experience in the Seniors Housing space. Susan Rice and Kimberly Holmes have been with HTI for nearly five years, helping steer our SHOP properties through uncharted waters throughout the COVID-19 pandemic. This year Lindsay Gordon and Michelle Stepinsky both joined the team, bringing vast knowledge and experience to the operations and sales groups at our properties. We appreciate the new perspectives Lindsay and Michelle have brought to our portfolio and believe that our team is well-qualified to continue guiding the recovery of our seniors housing portfolio.

Closing Statements – (Michael Anderson)

We are pleased with the continued strong, dependable performance of our MOB portfolio and the robust new and renewal leasing activity we recorded in the third quarter. We are encouraged by the year over year increase in SHOP portfolio revenue, reflecting the results of our team’s dedication to improving our SHOP facilities, operations, accessibility and attractiveness to seniors and their families. Our focus remains on the future and positioning HTI for an eventual liquidity event.

Thank you for joining us today.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.

4